Exhibit 99.1

WESTAR ENERGY DEBT REDUCTION

AND RESTRUCTURING PLAN

EXECUTIVE SUMMARY

Westar Energy, Inc. (“Westar Energy” or “the Company”) intends to restructure by returning to its roots as a pure Kansas electric public utility. Westar Energy’s debt reduction and restructuring plan (the “Plan”) will allow an orderly, efficient and effective reduction in the Company’s debt. Upon completing the Plan, the Company will enjoy a level of debt, consistent with the Commission’s mandate, targeting investment grade debt ratings by year-end 2004. This is accomplished through a reduction in the Company’s common stock dividend, a systematic disposition of all non-utility and non-core assets, and, if still necessary, the sale of new Westar Energy equity. For purposes of the Plan, the Company has adopted the specific debt level target of $1.47 billion established by the Commission.

Westar Energy’s consolidated debt, including debt issued directly by Protection One, Inc., is approximately $3.431 billion.[1] Under the Plan, Westar Energy anticipates reducing its debt through the measures outlined in the following schedule:

[1]	Excludes $135 million of KGE First Mortgage Bonds due December 2003 for which funds have been irrevocably placed on deposit with the trustee to satisfy all related obligations.

TABLE OF CONTENTS

Executive Summary		1
I.	Introduction	2
II.	Steps taken to date	4
III.	Confidentiality	7
IV.	Detailed Action Plans	8
	A. Action plan and anticipated results	8
	1. Initial ONEOK Stock Sale	8
	2. Cash Flow from Operations	9
	3. Dividend Reduction	10
	4. Sale of Protection One Europe.	10
	5. Second sale of ONEOK Stock	11
	6. Sale of interest in Protection One, Inc.	13
	7. Third sale of ONEOK stock.	14
	8. Final disposition of ONEOK stock.	15
	9. Other Non-core assets	16
	10. Potential issuance of Westar Energy Equity	17
V.	Recap of results of transactions	18
VI.	Interim protections	18
	A. Financial reporting	18
	B. Affiliate transactions	20
	C. Debt reduction reporting	22
	D. Conclusion concerning interim protections.	22
VII.	Risks	23
VIII.	Liability Management	23
IX.	Summary and Conclusions	23

Beginning Debt Balance	$3.431 billion

Actions and Projected Dates	Projected Gross Proceeds[2]
ONEOK Investment (February 5, 2003 — 18.1 million Shares)	$244–300 million [3]
Cash flow from operations (2003-2004)	$100–200 million [4]
Westar Energy Dividend Reduction (April 2003-October 2004)	$55 million [5]
Protection One Europe (mid 2003)	$50–100 million [6]
ONEOK Investment (2nd half 2003)	$125–200 million
Protection One, Inc. (late 2003 or early 2004)	$500–1000 million [7]
ONEOK Investment (1st half 2004)	$125–200 million
ONEOK Investment (2nd half 2004)	$125–200 million
Other Miscellaneous Non-utility assets	$0–20 million [8]
Westar Energy Equity Issuance	$0–350 million [9]

Ending Debt Balance	$1.470 billion

I.  INTRODUCTION

In developing its Debt Reduction and Restructuring Plan (the “Plan”), Westar Energy sought to address three central requirements. First, the Plan must assure the ability of Westar Energy to provide safe, adequate and reliable service and insulate utility customers from the risks associated with Westar

[2]	Gross proceeds are before transaction costs. Taxes ultimately paid related to these transactions are projected to be zero over time. However, some cash taxes may be paid during interim transactions. No taxes are expected to be due on any transaction after the sale of Protection One due to the ability to use the tax losses on Protection One to offset tax gains on later sales. All numbers are estimated and pro forma.
[3]	The low end of the range reflects the impact of income taxes on the gain from this sale. The high end of the range assumes no taxes are paid as a result of offsetting losses in other transactions. The low end reflects the impact of income taxes on the gain from this sale. The tax effect reflected in the low-end number is reversed in the discussion below in connection with later transactions that generate tax losses.
[4]	Total available from cash flow in 2003 and 2004, not including effect of dividend reduction.
[5]	Dividend established at quarterly rate of $0.19 per share.
[6]	Calculation assumes that approximately $45 million of Protection One Europe debt would be assumed by the purchaser and would no longer be consolidated on Westar Energy’s financial statements and reflects the recapture of capital gains tax on the first ONEOK sale due to capital loss recognition in this transaction.
[7]	Calculation reflects repayment of Protection One credit facility provided by Westar Industries and assumes that approximately $300 million of Protection One debt would be assumed by the purchaser and no longer be consolidated on Westar Energy’s financial statements.
[8]	Projected gross proceeds are from projected cash flows from international power through 2004 only with disposition assumed thereafter.
[9]	The Westar Energy equity issuance is anticipated to be sized to produce sufficient cash to reach the appropriate debt target following all divestitures.

Energy’s non-utility businesses. Second, the Plan must return Westar Energy’s capital structure to an appropriate balance and bring its capitalization into line with Westar Energy’s utility investment as quickly as is practicable, consistent with the goal of capturing reasonable value for its non-utility assets. Third, the Plan must preserve a fair opportunity for Westar Energy to earn a reasonable return while considering business and financial risks of the Company.

The Company agrees that the mix of debt and equity should be consistent with the capital structure of utilities with similar risks and that a substantial amount of its current debt was incurred in connection with investments in non-utility businesses. Westar Energy has already taken actions to reduce the amount of its outstanding debt in order to move toward a more balanced capital structure.

Westar Energy agrees with and is committed to implementing Commission directives to protect customers from the risks of Westar Energy’s non-utility businesses. One of Westar Energy’s important goals is to completely dispose of its non-utility interests. Westar Energy proposes to achieve this goal by peeling away and dissolving every affiliate in its current structure not necessary for Westar Energy’s Kansas electric utility operations. This return to being a pure utility, coupled with an appropriate capital structure and credit quality consistent with its utility business characteristics, provides the ultimate protection against the risks of non-utility businesses potentially harming utility customers.

While Westar Energy is committed to complying with the spirit and intent of the Commission’s orders, the timetable set by the Commission in Order No. 55 for corporate restructuring and debt reduction would force the Company into a series of fire sales of non-utility assets at greatly reduced prices to the detriment of all of Westar Energy’s stakeholders.10 A more flexible approach toward a common objective will allow Westar Energy to maximize the proceeds from asset dispositions. Such flexibility will reduce the risk and increase the efficacy of the Commission’s debt reduction mandates. In its Plan, Westar Energy has set forth a tentative schedule, complete with mile markers, that will allow the Commission to monitor the Company’s progress as it implements the Plan.

II.  STEPS TAKEN TO DATE

Westar Energy has already taken important steps to implement this Plan. Since December 9, 2002, Westar Energy has identified 12 entities within the current corporate structure as being unnecessary to current operations. As a result, Westar Energy has taken the initial steps to dissolve those entities. This is the first step in the process of simplifying Westar Energy’s organizational structure consistent with its renewed mission as a Kansas electric public utility. Westar Energy has begun or completed the process of dissolving the following entities:

•	Astra Resources, Inc.

•	Rangeline Corporation

•	Westar Services, Inc.

•	Westar Energy Investments, Inc.

•	Westar Financial Services, Inc.

[10]	See Response of MBIA to Westar Energy Petition for Reconsideration, at 2-3 (January 21, 2003).

•	Westar Generating II, Inc.

•	Westar Leasing, Inc.

•	Westar Limited Partners II, Inc.

•	Western Resources II (Cayman Islands) Ltd.

•	Wing Colombia, LLC

•	Wing Group International, Inc.

•	WR Services, Inc.

Exhibits JSH-2, JSH-3 and JSH-4, respectively, attached to the testimony of James Haines, show the corporate structure as of December 9, 2002, the structure reflecting actions taken or initiated as of this date (February 6, 2003), and the anticipated future structure at the completion of the Plan.

In addition, and consistent with the Commission’s prior orders, we have terminated certain agreements and reversed certain transactions. We have:

•	Terminated the Information Technology Outsourcing Agreement with Protection One Data Services, Inc. (PODS).

•	Returned PODS employees to Westar Energy’s information technology department.

•	Reversed accounting transactions identified in Exhibit JMP-4.

•	Reversed ownership of Westar Energy stock by Westar Industries.

•	Eliminated Westar Industries’ option to purchase all of the shares of the capital stock of Westar Generating, Inc.

This combination of compliance with prior Commission orders and actions taken voluntarily by Westar Energy to reverse prior actions which have no relevance to the Company’s future operations as a stand-alone electric utility is but a portion of Westar Energy’s actions taken to date.

In addition, we have already undertaken unprecedented steps that will have the immediate effect of reducing outstanding debt levels, now and into the future. We recently reached agreement with ONEOK, Inc. to modify agreements related to ONEOK stock owned by Westar Industries to facilitate the sale of the ONEOK stock. This resulted in an immediate receipt of $300 million (subject to timing of tax payments) for debt reduction. Furthermore, our agreements have enhanced the Company’s ability to liquidate its remaining ONEOK investments in an orderly fashion, in a way to maximize further debt reductions. The Commission should note that the gross proceeds from this first transaction exceeded the expectations of the parties when the Commission recently approved this transaction on January 17, 2002.

Another important step already taken is a re-evaluation of the Company’s dividend policy by the Board of Directors. On February 5, 2003, the Board declared a quarterly common dividend 37% lower than the previous common dividend. Over the seven quarter period covered in the Plan, such an indicated dividend rate will allow incremental debt reduction of about $55 million through enhanced free cash flows. Just these two steps, already executed, comprise almost one-fifth of the debt reduction goal.

Though not yet completed, the Company has launched two other key elements of the Plan to reduce debt.

•	We have begun the process of selling Protection One Europe and are currently in negotiations for its disposition.

•	We have announced that we are exploring our strategic alternatives for divesting our investment in Protection One, and have engaged advisors to assist in that process.

The remaining sales of non-core assets, potentially followed by the issuance of new equity in an amount sufficient to finish the job, are anticipated to facilitate the Company’s return to investment grade status, consistent with the Commission’s order, as quickly as is practicable.

III. Confidentiality

Understanding the importance of public disclosure regarding Westar’s Plan to reduce its debt and to return to being a stand-alone Kansas public utility, we have endeavored to provide publicly as much information as is prudent through our testimony and this Plan. Included in the public disclosure are details of transactions no longer commercially sensitive, anticipated ranges for proceeds from transactions and the overall expected impact of each step of the Plan on key measures of creditworthiness and financial soundness.

However, because it would be counter-productive to the Commission’s order and the efficacy of the Plan to disclose our negotiating position to potential buyers, the specific details concerning expected pricing and strategy have been filed with the Commission under the Protective Order.11 Moreover, even this

[11]	The only confidential portions of the filing are Exhibits GAG-3 (cash flow projections for 2003, 2004 and 2005), GAG-4 (Plan assumptions, including projected dates and prices of projected transactions), and GAG-5 (projected pro forma financials for 2003, 2004 and 2005).

confidential information is available to parties to this case under appropriately executed confidentiality agreements.

IV. Detailed Action Plans

A.	Action plan and anticipated results

1.    Initial ONEOK Stock Sale

The sale of $250 million of ONEOK stock approved by the Commission on January 17, 2003, closed on February 5, 2003. At the same time, Westar Energy was able to effect the sale of an additional $50 million of ONEOK shares to ONEOK at the same price established in the related ONEOK public offering. As a result of these transactions, on February 5, 2003, approximately $244 million (net of expected tax effects) was deposited with JPMorgan Chase Bank pursuant to the Company’s June 2002 Bank Credit Agreement. These funds will be used directly to reduce outstanding public debt, or in the alternative, held to reduce bank debt of a like amount. If the sale of Protection One Europe proceeds as anticipated with respect to timing and tax attributes, the tax loss from the sale of Protection One Europe will offset the gain from the initial ONEOK sale and no taxes will need to be paid as a result of this transaction. In that case, the entire $300 million of gross ONEOK proceeds will be available for debt reduction.

The anticipated pro forma impact of this transaction on Westar Energy’s debt level is:

Beginning debt level:	$3,431 million

Less Transaction Impact:	$244–300 million

Net remaining debt level:	$3,187– 3,131 million

The anticipated pro forma impact on the Company’s capital structure from this transaction is as follows, with the post-transaction estimates reflecting the mid-point of the estimated sale proceeds:12

	Beginning	Post-transaction
Common Equity	23%	25%
Preferred Securities	5%	6%
Total Debt	72%	69%
Total Capital	100%	100%

2.	Cash Flow from Operations

Without any reduction in the Company’s dividend, cash flow from operations available for debt reduction is expected to be $100 – $200 million over the two-year period ended December 31, 2004. These results will depend on many factors including, but not limited to, weather, wholesale power markets, generation performance and short-term interest rates.

The anticipated pro forma impact of available cash flow on Westar Energy’s debt level is:

Beginning debt level:	$3,187–3,131 million

Less Transaction Impact:	$100–200 million

Net remaining debt level:	$3,087– 2,931 billion

No capital ratio table related to cash flow effects is provided since such effects are incorporated into the modeling and reflected in tables related to specific steps in the Plan.

[12]	Midpoint numbers are used solely for purposes of this filing. It should not be assumed that the use of midpoints in calculating such ranges reflects the Company’s target or expectation with respect to such transactions. The ranges of transaction proceeds provided reflect broad indications of value and the Company does not expect all transactions to reflect either upper or lower extremes.

3.    Dividend Reduction

On February 5, 2003, Westar Energy’s Board of Directors approved a new common stock dividend policy for the Company. Under this policy, the Board expects to declare a quarterly dividend of 19 cents per share, 37% lower than the previous dividend. The new dividend policy, at an indicated annual dividend rate of 76 cents per share, is anticipated to reduce Westar Energy’s cash outlay for dividend payments by approximately $55 million over the seven quarters covered in the Plan. This dividend action frees up an equal amount of additional cash flows for debt reduction.

The anticipated pro forma impact of the proposed change in dividend policy on Westar Energy’s debt level is:

Debt level prior to action:	$3,087– 2,931 million

Less pro forma impact of the dividend policy:	$55 million

Net remaining debt level:	$3,032– 2,876 million

The anticipated pro forma impact on the Company’s capital structure from the proposed change in dividend policy is as follows:

	Beginning	Post-transaction
Common Equity	25%	26%
Preferred Securities	6%	6%
Total Debt	69%	68%
Total Capital	100%	100%

4.    Sale of Protection One Europe.

This asset includes monitored security operations in France, Germany, and Belgium. It is owned 100% by Westar Industries. We have engaged the services of UBS Warburg (UBS) to act as our investment banker and transaction advisor. In the course of two rounds of soliciting indications of interest, UBS contacted numerous potential buyers. After a series of first-round negotiations, we have narrowed the list of potential buyers and are currently negotiating a potential sale. We are well along in the process of negotiating a sale and hope to close the transaction by the second or third quarter of 2003.

We expect this sale will generate capital losses that will be used to offset our gain on the first ONEOK sale; thus maximizing its value for the debt reduction effort. It would also allow us to remove third-party debt owed by Protection One Europe, but currently part of Westar Energy’s consolidated debt levels.

The anticipated pro forma impact of this transaction on Westar Energy’s debt level is:

Beginning debt level:	$3,032– 2,876 million

Less Transaction Impact:	$50–100 million

Net remaining debt level	$2,982– 2,776 million

The anticipated pro forma impact on the Company’s capital structure from this transaction is as follows, with the post-transaction estimates reflecting the mid-point of the estimated sale proceeds:

	Beginning	Post-transaction
Common Equity	26%	27%
Preferred Securities	6%	6%
Total Debt	68%	67%
Total Capital	100%	100%

5.    Second sale of ONEOK Stock

We plan to sell all of our remaining shares of ONEOK preferred (21.8 million shares) and common (4.7 million shares) stock. To execute an orderly and effective liquidation of these assets, the Plan contemplates doing this over time. While for purposes of the Plan we have modeled the subsequent dispositions of ONEOK securities as three separate transactions over a 15-month period, the actual plan of disposition may be more quickly executed, depending on market conditions. In each planned subsequent disposition, we modeled the sale of the ONEOK stock as transactions of approximately equal size and value. As modeled, the first such subsequent transaction would occur in the 2nd half of 2003. Under our amended agreements with ONEOK, which the Commission approved on January 17, 2003, after the “lock-up” period ends in August 2003, we will be able to sell ONEOK stock as and when the market permits. We plan to retain investment bankers to help us assess the right time and method for such dispositions to maximize proceeds for debt reduction. Under our agreement with ONEOK, we must notify ONEOK of our intent.

ONEOK can, under limited circumstances, affect the timing of such a sale. After we give notice of our intent to sell, ONEOK has the right to give a preemptive notice and sell securities itself and in that event our sale of securities could be delayed by up to approximately 140 days. ONEOK also has a right to delay our sale by up to 90 days even if it does not intend to sell shares itself if our proposed sale would unreasonably interfere with other pending or contemplated financing transactions, security offerings or certain other transactions by ONEOK. ONEOK cannot exercise its right to preempt our sale more than once in any twelve-month period or its right to delay our sale more than twice in any twelve-month period.

Assuming ONEOK does not modify the proposed timing of our sale, we would expect to close a sale within two weeks of its announcement. This transaction would likely not give rise to a payment of income taxes since it would be sheltered by the losses on other asset dispositions.

The anticipated pro forma impact of this transaction on Westar Energy’s debt level is:

Beginning debt level:	$2,982– 2,776 million

Less Transaction Impact:	$125–200 million

Net remaining debt level:	$2,857– 2,576 million

The anticipated pro forma impact on the Company’s capital structure from this transaction is as follows, with the post-transaction estimates reflecting the mid-point of the estimated sale proceeds:

	Beginning	Post-transaction
Common Equity	27%	29%
Preferred Securities	6%	6%
Total Debt	67%	65%
Total Capital	100%	100%

6.    Sale of interest in Protection One, Inc.

We have already begun the process of marketing the Company’s interest in Protection One, Inc. by engaging Lehman Brothers Inc. to act in the role of our investment banking advisor. This is a larger and potentially more complex transaction than the Protection One Europe sale and we expect it may take longer to complete. Our target is to close such a transaction by late in 2003 or early 2004.

This transaction should enable debt reduction through the following effects: receipt of proceeds from our equity interest; receipt of cash to repay the

Senior Credit Facility between Westar Industries and Protection One,13 elimination of Protection One’s public debt from the Company’s consolidated balance sheet; and use of tax effects from the sale to shield gains from additional sales of ONEOK securities.

The anticipated pro forma impact of this transaction on Westar Energy’s debt level is:

Beginning debt level:	$2,857–2,576 million

Less Transaction Impact:	$500–1,000 million

Net remaining debt level:	$2,357–1,576 million

The anticipated pro forma impact on the Company’s capital structure from this transaction is as follows, with the post-transaction estimates reflecting the mid-point of the estimated sale proceeds:

	Beginning	Post-transaction
Common Equity	29%	34%
Preferred Securities	6%	7%
Total Debt	65%	59%
Total Capital	100%	100%

7.    Third sale of ONEOK stock.

The Plan contemplates a third sale of ONEOK stock in the first half of 2004, under similar methods to the planned sale in late 2003. We expect a gain on this sale would generate tax consequences but for the application of tax losses from other asset dispositions. Again, ranges for potential proceeds from such transaction are reflected below.

[13]	All of the cash paid to Westar Industries to repay the credit facility will be transferred to Westar Energy for the reduction of Westar Energy’s debt without consideration being paid by Westar Energy to Westar Industries.

The anticipated pro forma impact of this transaction on Westar Energy’s debt level is:

Beginning debt level:	$2,357– 1,576 million

Less Transaction Impact:	$125–200 million

Net remaining debt level:	$2,232– 1,376 million

The anticipated pro forma impact on the Company’s capital structure from this transaction is as follows, with the post-transaction estimates reflecting the mid-point of the estimated sale proceeds:

	Beginning	Post-transaction
Common Equity	34%	36%
Preferred Securities	7%	8%
Total Debt	59%	56%
Total Capital	100%	100%

8.    Final disposition of ONEOK stock.

The Plan contemplates that all remaining securities of ONEOK would be liquidated by year-end 2004; again under similar methods to previous ONEOK sales. Here too we would expect proceeds from any gain to be maximized through the application of tax losses from the disposition of Protection One.

The anticipated pro forma impact of this transaction on Westar Energy’s debt level is:

Beginning debt level:	$2,232– 1,376 million

Less Transaction Impact:	$125–200 million

Net remaining debt level:	$2,107– 1,176 million

The anticipated pro forma impact on the Company’s capital structure from this transaction is as follows, with the post-transaction estimates reflecting the mid-point of the estimated sale proceeds:

	Beginning	Post-transaction
Common Equity	36%	39%
Preferred Securities	8%	8%
Total Debt	56%	53%
Total Capital	100%	100%

9.  Other Non-core assets

The Company has other non-core assets, of much less value, that it also intends to dispose of in an orderly fashion. While not expected to be significant in the Plan, proceeds from these dispositions will also be used for debt reduction. These assets include minority interests in power generation facilities in the Republic of Turkey and the People’s Republic of China, and securities held in Guardian International and Onsite Energy. Given the uncertainty of value and timing for such transactions, the Company offers only a broad estimate of net proceeds. While these dispositions are important in clarifying our renewed mission, the Company does not expect the sale of these assets to be significant in accomplishing its debt reduction efforts.

The anticipated pro forma impact of this transaction on Westar Energy’s debt level is:

Beginning debt level:	$2,107– 1,176 million

Less Transaction Impact:	$0–20 million

Net remaining debt level:	$2,107– 1,156 million

The anticipated pro forma impact on the Company’s capital structure from this transaction is as follows, with the post-transaction estimates reflecting the mid-point of the estimated sale proceeds:

	Beginning	Post-transaction
Common Equity	39%	39%
Preferred Stock	8%	8%
Total Debt	53%	53%
Total Capital	100%	100%

10.  Potential issuance of Westar Energy Equity

The last step in the Plan would be to issue additional shares of Westar Energy equity. This we contemplate in the second half of 2004 following the disposition of all material non-core assets. The timing, manner and sequence of such an equity issuance in this Plan is critical to its effectiveness, as explained by witness Dr. William Avera. Because equity is the most expensive form of capital the Company employs, getting the amount right is important. It would not be in anyone’s interest were the Company to raise more than required, nor would it be helpful to raise less than needed, leaving the market wondering whether a subsequent issuance might be pending; and thus overhanging the market to the detriment of the Plan. By sequencing equity behind the other debt reduction efforts delineated in the Plan, the amount of expensive equity can be sized to meet more precisely any remaining debt reductions required to meet the Commission’s objectives.

The anticipated pro forma impact of this transaction on Westar Energy’s debt level is:

Beginning debt level:	$2,107– 1,156 million

Less Transaction Impact:	$350– 0 million

Net remaining debt level:	$1,757 –1,156 million

The anticipated pro forma impact on the Company’s capital structure from this transaction is as follows, with the post-transaction estimates reflecting the amount of equity required to meet the Commission’s targeted level of debt.

	Beginning	Post-transaction
Common Equity	39%	49%
Preferred Securities	8%	4%
Total Debt	53%	47%
Total Capital	100%	100%

V. Recap of results of transactions

The table below recaps the modeled capital structure both before execution of the Plan and upon its completion.

	December 31, 2002	December 31, 2004
Common Equity	23%	49%
Preferred Securities	5%	4%
Total Debt	72%	47%
Total Capital	100%	100%

VI. Interim protections

The goals of this Plan will not be accomplished overnight. However, each of the Commission’s stated objectives can be accomplished in an orderly fashion and within a reasonable timeframe. The Plan submitted above provides a clear road map, complete with interim guideposts, which will allow the Commission to monitor Westar Energy’s progress in implementation.

A.	Financial reporting

Westar Energy will be submitting Quarterly Financial Reports consisting of a pro forma utility-only balance sheet, income statement and statement of cash flows. Westar Energy is preparing an unconsolidated balance sheet for the existing corporate entity Westar Energy, Inc. The total Westar Energy amount will then be adjusted to reflect the elimination of Westar Energy’s investment in non-utility assets and some consolidating entries will also be made to present the utility-only information on a consolidated basis as nearly as possible. We will provide a description for each adjustment made to the balance sheet. In regards to the amount of debt, the Company will initially include $1.67 billion of debt in the financial reports. The amount of debt attributed to the utility for reporting purposes will be reduced by $100 million per year until the debt is reduced to $1.47 billion.

On the income statement, we will remove equity earnings in non-utility assets, a prorata amount of debt expense and a calculated income tax amount based on the statutory tax rate. Certain consolidating entries may also have to be made for clarity. Again, we will provide a description for each adjustment made to the income statement.

A cash flow statement will be created from the adjusted balance sheet and income statement presented. Finally, the statements will be on a year-to-date basis.

The resulting submissions will be the utility-only financial statements provided that it is understood that only certain eliminating entries will be made. This approach was chosen so that the detail component parts (legal entities in our accounting system) can be displayed individually and that the number of adjusting entries will be only those items necessary to reflect as best as possible the utility business given these assumptions.

Certain disclosures will have to be made on the statements. For example, the legal entities columns will contain audited data, but the adjustments and adjusted total column will be unaudited. Moreover, since not all consolidating entries will be made, the statements will not be considered to be in accordance with Generally Accepted Accounting Principles (GAAP). However, GAAP will be used as the basis for preparation of the statements.

B.    Affiliate transactions

In Order No. 51, at paragraph 111 through 113, the Commission discussed several “standstill protections.” These standstill protections are as follows:

1.	A prohibition on interaffiliate loans, investments and other cash transfers to a non-utility affiliate in excess of $100,000;

2.	A requirement for Westar Energy to seek KCC approval for interaffiliate agreements in excess of $100,000;

3.	A requirement for Westar Energy to seek KCC approval for new investments in non-utility business in excess of $100,000;

4.	A requirement that interaffiliate loans (receivable or other cash advances) accrue interest payable to Westar Energy;

5.	A requirement that Westar Energy seek KCC approval for any asset transfers to a non-utility affiliate;

6.	A requirement that Westar Energy seek Commission approval before the issuance of any debt, and;

7.	A requirement to seek KCC approval to sell any portion of its investment in ONEOK.

In Order No. 55 at paragraph 70 through 80 the Commission discussed interaffiliate transactions. The Commission’s discussion clarified and amended the above list of standstill protections. The Commission clarified that Westar Energy could request an exemption to reporting transactions in excess of $100,000 that are in the ordinary course of the utility’s business.

The Company in its January 10, 2003 Petition for Reconsideration requested that it be exempted from the $100,000 cash transfer requirement for six different types of transactions. The transactions are all with entities that Westar Energy has an existing contractual relationship that are on file with the KCC. The Company also requested that the 48-hour reporting requirement for any affiliate transaction be modified to monthly reporting of interaffiliate transactions. This data is voluminous, non-summarized and would not be helpful to Staff.

Representatives from Westar Energy’s accounting and regulatory areas met with the Staff and discussed a method to provide Staff and the Commission with information on interaffiliate transactions and not overwhelm them with a mountain of paper and numerous filings for items that are in the ordinary course of business and subject to contractual agreements. As stated in the Company’s Petition for Reconsideration, Staff indicated that Westar Energy’s proposed alternative was acceptable.

The Company will provide Staff monthly billings between affiliates or other documentation (if not in the form of billings, for example, journal entries or a summary report will be provided) that summarize the interaffiliate transactions. In addition, the Company will provide a report to Staff on transactions in excess of $100,000.

C.    Debt reduction reporting

The Commission in Order No. 51 at paragraph 86 required Westar Energy to submit quarterly reports on its progress on retiring debt. In Order No. 55 at paragraph 17 the Commission changed this quarterly reporting requirement to monthly reporting. The reports were to be in a format established by Staff.

The Company discussed the format of the report with Staff. On January 10, 2003, Westar Energy filed its first monthly report. The reporting format was acceptable to Staff. The Company will continue to file these reports as it implements its Plan.

D.    Conclusion concerning interim protections.

These reports will show the Commission Westar Energy’s progress in debt reduction and in improving its financial indicators. Allowing the Company a reasonable time to complete its planned transactions will not expose the Company’s electric utility customers to the risks of Westar Energy’s non-utility businesses. In fact, the Company believes the risk to utility customers is minimized with its Plan, if an alternative plan would require hasty and haphazard dispositions or a complex legal restructuring.

This conclusion is further supported by current operating conditions. First, Westar Energy’s non-utility businesses are currently operating on a positive cash flow basis and Westar Energy commits that, without Commission approval, it will not invest additional amounts into its non-utility businesses. Second, because the Commission will be able to closely monitor the Company’s progress, there is no need to set hard deadlines for implementing the Plan. At any time the

Commission finds that Westar Energy is not making appropriate progress, the Commission can revisit the issue of deadlines.

VII.    Risks

As with all complex business transactions, each component of the Plan contains certain risks. These risks relate to both internal factors, such as results from operations, as well as external factors, such as general market influences. The risks can affect timing, amount and even the ability to close the listed transactions. Moreover, the near-term and longer-term risks may differ. Fortunately, steps have already been taken to minimize risks and our Plan contemplates flexibility to address risks that presently are unknown. However, should an inferior sequencing of the proposed steps be mandated, or the steps accelerated beyond reasonable measures, the execution risks increase.

VIII.    Liability Management

All steps of the Plan require attention to the method and timing of calling outstanding debt. We will be balancing competing interests of debt covenants, economic results, timing and effectiveness of the Plan. Certain debt obligations are callable (either at par or with premia). Other debt is non-callable. We may reduce debt pursuant to its stated terms or through open market purchases or tender offers. Westar Energy intends to engage a financial advisor to assist in completing debt repurchases in the most cost-effective manner.

IX.    Summary and Conclusions

Included in the Plan are all reasonable tools of sound financial management — simplification of organizational structure, dividend policy, non-utility asset sales, non-core asset sales (ONEOK securities) and the issuance of new equity — and an established procedure for monitoring and reporting. Just as important as the components are the timing and manner of execution. Each of these steps includes certain levels of execution risk; with such risk interrelated to the success of other executed and contemplated components of the Plan. Therefore, thoughtful planning and execution, including timing and sequence, is equally important to the efficacy of the Plan. Flexibility too will be of great value in the success of the Plan.